SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	January 10, 2007
PACIFIC ETHANOL, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	000-21467 (Commission File Number)	41-2170618 (IRS Employer Identification No.)

5711 N. West Avenue, Fresno, California (Address of principal executive offices)	93711 (Zip Code)

Registrant’s telephone number, including area code:	(559) 435-1771

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Commitment Letter dated January 10, 2007 between Pacific Ethanol, Inc., WestLB AG, New York Branch, and Mizuho Corporate Bank, Ltd.

On January 10, 2007, Pacific Ethanol, Inc. (the “Company”) entered into a debt commitment letter (“Commitment Letter”) with West LB AG, New York Branch and Mizuho Corporate Bank, Ltd. (collectively, the “Arrangers”) for the commitment of debt financing in the aggregate amount of up to $325.0 million (“Debt Financing”). The terms of the Commitment Letter are discussed immediately below and the expected terms of the Debt Financing are discussed briefly further below. The closing of the Debt Financing is subject to acceptable final documentation and customary closing conditions. The Company has agreed to use its commercially reasonable efforts to assist the Arrangers in completing a successful syndication of the Debt Financing.

The Debt Financing is to provide construction and term financing for five corn-based fuel-grade ethanol production plants, two of which are in-progress—one completed and one under construction—and three of which are under development (the “Project”). The five plants include the Company’s Madera, California plant that is completed and is currently producing ethanol. Separate operating companies, one for each of the five plants, will be subsidiaries of a special purpose holding company structured as a bankruptcy-remote entity, and, together with the holding company, will be the borrowers (the “Borrowers”) under the Debt Financing.

The Company is prohibited, until the termination of the Commitment Letter, from retaining any other financial institution, independent financial consultant, broker, advisor, etc., to perform senior debt-related services similar to those proposed by the Arrangers. The Commitment Letter will terminate on February 15, 2007 unless extended in writing by the parties, but not beyond March 31, 2007.

In consideration of the services to be performed by the Arrangers, the Company is to pay fees for structuring and arrangement, underwriting and syndication and out-of-pocket expenses incurred by the Arrangers, including expenses for travel and accommodations, independent engineers, consultants and outside legal counsel, plus other transaction costs estimated in the aggregate amount of approximately $10.6 million.

Debt Financing

A Term Sheet, which is an exhibit to the Commitment Letter, provides the basic expected terms and conditions of the Debt Financing, subject to final documentation. The Debt Financing is anticipated to be in the form of a senior secured non-recourse construction and term facility of up to $300 million and a working capital and letter of credit facility in the amount of $25 million. The proceeds from the Debt Financing are to be used to recapitalize a portion of construction-related equity used for two in-progress ethanol production plants and to finance the construction and certain other costs of three additional plants. Disbursements from the construction and term facility are limited to a percentage of project costs of the corresponding plant and in any event are not to exceed $1.15 per gallon of annual production capacity of the plant. Proceeds of the working capital and letter of credit facility are to be used to fund approved start-up costs and to fund working capital expenses for the plants.

The Company is to make certain equity contributions to pay for the balance of the Project costs to the extent such costs exceed the disbursement limitations discussed above. The Company will also be required to provide, subject to certain limitations, any funds necessary to pay for repairs to one of the in-progress plants and the three plants under development for a period of one year following completion of the corresponding plant.

The construction loans will convert to term loans following the completion (the “Conversion Date”) of the five ethanol production plants contemplated by the Debt Financing, including one plant that has already been completed. The construction loans will be available for twenty months following the closing of the Debt Financing and the term loans will be for a period of up to seven years following the Conversion Date.

The Debt Financing is expected in two tranches. Interest rates on the Debt Financing are expected to differ based on the particular tranche. Interest rates will also differ during the construction loan period as compared to the term loan period following the Conversion Date. Interest rates are expected to range from either (i) the London Interbank Offered Rate (“LIBOR”) plus 3.25% up to LIBOR plus 4.25%, or (ii) the Base Rate plus 2.25% up to the Base Rate plus 3.25%. Interest is expected to be payable quarterly in arrears. A fee equal to 0.50% is expected to be assessed and payable quarterly in arrears on the undrawn portion of the Debt Financing. Principal amortization payments are expected to be 6.00% per annum of the total amount of the Debt Financing, payable on a quarterly basis, commencing on the first quarterly payment date following the Conversion Date.

The Debt Financing will be secured by a first-priority, perfected security interest in all assets (subject to customary exceptions), accounts, Project documents and a pledge of the equity interest in each of the Borrowers and the Project.

Optional prepayments are expected to be permitted at the Borrowers’ option, subject to certain customary limitations, but prepayments of less than $500,000 will not be permitted. Mandatory prepayment terms usual and customary for Projects of a similar type are expected to be imposed on Borrowers, such as sales of assets or receipt of insurance proceeds and portions of free cash flow.

The Borrowers’ use of cash derived from the operation of the ethanol production plants, including the Borrowers’ ability to make tax and equity distributions to the Company, will be strictly limited, both during the construction loan period and after the Conversion Date, by numerous customary restrictions and priority expenditures, including certain mandatory prepayments of loan principal amounts.

It is expected that usual and customary representations, warranties and covenants will be made by parties to the Debt Financing.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

None.

(b) Pro Forma Financial Information.

None.

(c) Exhibits.

Number	Description

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2007	PACIFIC ETHANOL, INC.

	By:	/s/ CHRISTOPHER W. WRIGHT

Christopher W. Wright Vice President, General Counsel & Secretary